SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT





                Date of Report (Date of earliest event reported).
                                 August 28, 1997



                        National Lease Income Fund 6 L.P.
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             (Exact name of registrant as specified in its charter)



       Delaware                         0-15643                 13-3275922
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(State or other jurisdiction          Commission             (I.R.S. Employer
of incorporation)                     File Number             I.D. Number)




                   411 West Putnam Avenue, Greenwich, CT 06830
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               (Address of principal executive offices) (Zip Code)



       Registrant's Telephone Number including area code: (203) 862-7000

Item 5.  Other Events


Presidio Capital Corp. ("PCC" or the "Company"), a British Virgin Islands Corporation and the post-bankruptcy successor to Integrated Resources, Inc. ("Integrated"), disclosed that on August 28, 1997, IR Partners, holder of the outstanding Class B Common Shares of the Company, contributed these shares to an affiliate. Subsequently, Presidio Holding Company, LLC ("PHC"), which had recently acquired 63.1% of the outstanding Class A Common Shares, purchased the interests of this affiliate. After giving effect to such sale, PHC is the owner of approximately 67.55% of the outstanding Common Shares of the Company. In connection with the sale, Charles E. Davidson and Joseph M. Jacobs resigned as Class B directors.

On September 12, 1997, Martin Edelman, Dean Takahashi and Paul Walker, the Class A Directors of the Company resigned and appointed Edward Scheetz, David Hamamoto and David King as their successors. On August 20, 1997, Angelo, Gordon & Co., L.P. and M.H. Davidson & Co. sent a notice to the Company indicating that they were the beneficial owners of a majority of the Shares of the Company not held by "Control Parties". They requested that Jeffrey H. Aronson and Thomas L. Kempner be appointed as directors of the Company effective as of August 20, 1997 or as promptly as practicable thereafter in accordance with the Memorandum of Association of the Company and applicable law.

The Company has filed an application to withdraw its application for a declaratory judgement with respect to a written resolution of PHC dated July 25, 1997.

The Company is engaged in the liquidation and disposition of the assets of Integrated, which were acquired pursuant to the Sixth Amended Plan of Reorganization submitted by the Subordinated Bondholders Committee and the Steinhardt Group. The plan of the reorganization was consummated on November 3, 1994.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              National Lease Income Fund 6 L.P.
                                     By:      ALI Equipment Management Corp.
                                              Managing General Partner



                                              /s/Douglas J. Lambert
                                              ---------------------
                                              Douglas J. Lambert
                                              President (Principal Executive
                                              and Financial Officer)





Date: September 17, 1997